Exhibit 2

BLACK CREEK

LIMITED PARTNERSHIP AGREEMENT

THIS AGREEMENT is made and executed this 21st day of November, 1990, by and between THOMAS T. NICHOLSON and DIANA R. NICHOLSON, husband and wife, hereinafter collectively referred to as the “General Partners” and each singly as a “General Partner”, and THOMAS T. NICHOLSON and DIANA R. NICHOLSON, husband and wife, JENIFER J. NICHOLSON, KELI A. NICHOLSON ELLEDGE and SCOTT NICHOLSON, hereinafter collectively referred to as the “Limited Partners” and each singly as a “Limited Partner.”

In consideration of the mutual promises hereinafter contained, the parties agree as follows:

1. FORMATION OF LIMITED PARTNERSHIP: (a) The parties hereby form a limited partnership (sometimes hereinafter referred to as the “Partnership”) pursuant to the Uniform Limited Partnership Act of Idaho, as set forth in Idaho Code, Section 53-201 et seq.

(b) The parties hereto, acting directly or through an attorney-in-fact, shall promptly sign and swear to a certificate of formation of a limited partnership, shall cause the certificate to be filed for record in the office of the Secretary of State of the State of Idaho and shall execute such further documents (including amendments to the certificate) and take such further action as shall be appropriate to comply with the requirements of law for the formation and operation of a limited partnership in all other counties, states and foreign countries where the Partnership may wish to do business.

2. PARTNERSHIP NAME: The name of the Partnership shall be: Black Creek Limited Partnership.

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3. PURPOSES OF PARTNERSHIP: The purposes of the Partnership are as follows:

(a) Farming and ranching business. To acquire, (by purchase, exchange, lease, hire or otherwise), hold, own, improve, manage, operate, let as lessor or sublessor, sell, convey, mortgage and encumber, either alone or in conjunction with others, as partners, joint venturers or otherwise, farm and ranch real and personal property and interests of all kinds therein, including, but not limited to, the real property and personal property described on Exhibit “A”, attached hereto and made a part of this agreement, and, generally to conduct the business of farming and ranching in all its aspects.

(b) Real estate business. To acquire (by purchase, exchange, lease, hire or otherwise); hold, own, develop, improve, manage, operate, let as lessor or sublessor, sell, convey, mortgage and encumber, either alone or in conjunction with others, as partners, joint venturers or otherwise, real estate of every kind, character and description whatever, wherever located, and interests of all kinds therein; and to carry on the business of managing agent, broker, finder, consultant and all other functions in connection therewith.

(c) Personal property. (i) To acquire by purchase, subscription, exchange, lease, hire or otherwise, (ii) to hold, own, mortgage, pledge, hypothecate, exchange, vote, use, manage and place in voting trust, (iii) to sell, assign, and otherwise dispose of, and (iv) in every other manner to obtain, use, dispose of and deal in and with, either alone or in conjunction with others, as partners, joint venturers or otherwise, personal property of every kind, tangible or intangible, wherever situated, and interests of every kind therein.

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(d) Own account or for others. To accomplish any of the foregoing purposes for its own account or as nominee, agent or trustee for other individuals, partnerships, corporations or other entities.

4. PLACE OF BUSINESS: The principal place of business of the Partnership shall be 10330 Stardust Drive, Boise, Idaho 83709, or at such other place as may from time to time by designated by the Partners.

5. NAMES AND ADDRESSES OF PARTNERS: The names and addresses are:

General Partners:

Thomas T. Nicholson	Diana R. Nicholson
10330 Stardust Drive	10330 Stardust Drive
Boise, Idaho 83709	Boise, Idaho 83709

Limited Partners:

Thomas T. Nicholson	Diana R. Nicholson
10330 Stardust Drive	10330 Stardust Drive
Boise, Idaho 83709	Boise, Idaho 83709

Jenifer J. Nicholson	Keli A. Nicholson Elledge
10330 Stardust Drive	1013 N. Allumbaugh
Boise, Idaho 83709	Boise, Idaho 83704

Scott Nicholson
5011 Bethel
Boise, Idaho 83706

6. POWERS OF GENERAL PARTNERS: (a) The General Partners shall have power to manage all of the assets of the Partnership, including, but not limited to, power to sell, exchange or otherwise dispose of the assets of the Partnership and power to mortgage, pledge or otherwise encumber any of such assets.

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(b) The General Partner is expressly authorized to execute and deliver (i) all deeds, mortgages, deeds of trust, assignments, leases, subleases and other agreements covering or affecting interests in the property of the Partnership; (ii) all checks, drafts and other orders for the payment of Partnership funds; (iii) all promissory notes or other documents to evidence Partnership obligations; and (iv) all other instruments of any kind or character relating to the affairs of the Partnership, whether like or unlike the foregoing.

7. ACCOUNTS: (a) Complete and accurate books of account shall be kept at the Partnership’s principal place of business, and shall be open to inspection by any Partner or by his authorized representative at any time during ordinary business hours. The Partnership’s accounting period shall be the calendar year.

(b) Separate capital and undistributed profits accounts shall be maintained for each partner. Partnership profits and losses shall be charged or credited to the undistributed profits accounts and, except as provided in paragraph 12, shall be closed out to the capital account.

(c) The books of account shall be closed promptly after the close of each fiscal year, and a report shall be prepared and sent to each partner showing a balance sheet as of the end of such year, a statement of income and expense of such year, and a statement of each Partner’s capital investment and income or loss.

8. CONTRIBUTION TO CAPITAL AND INTEREST IN INCOME: (a) Upon execution of this agreement the Partners shall convey and assign to the Partnership by warranty deed the real property described on Exhibit “A”, attached hereto and by general assignment the personal property described on Exhibit “A”, attached hereto having a combined net value of $700,000.00. These assets shall constitute the original capital of the Partnership.

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(b) The Partners shall not be required to make additional contributions to Partnership capital. Nothing in this agreement shall prevent any Partner from making unsecured cash loans to the Partnership by agreement with the Partnership.

9. ALLOCATIONS AMONG PARTNERS: (a) The original capital of the Partnership shall be divided into equal parts, hereinafter referred to as “Units”. Each Unit shall have a value of One Hundred Dollars ($100.00).

(b) The General Partners shall have the following number of Units, hereinafter referred to as “General Partnership Units”, with the dollar values listed below:

Thomas T. Nicholson & Diana R. Nicholson, husband & wife,
1,000 units	$100,000.00

(c) The Limited Partners shall have the following number of units, hereinafter referred to as “Limited Partnership Units”, with the dollar values listed below:

Thomas T. Nicholson & Diana R. Nicholson, husband & wife,
5,997 units	$599,700.00

Jenifer J. Nicholson
1 unit	100.00

Keli A. Nicholson Elledge
1 unit	100.00

Scott Nicholson
1 unit	100.00

10. PARTNERSHIP COSTS AND EXPENSES: (a) All costs and expenses of the Partnership shall be paid from Partnership funds, including, but not limited to: (i) costs of acquiring real and personal property interests; (ii) the fees and commissions of special

LIMITED PARTNERSHIP AGREEMENT-5

consultants; (iii) salaries of employees; (iv) legal and accounting fees and expenses, including those in connection with the formation of the Partnership; (v) taxes (except income taxes payable by the Partners), insurance, interest, travel expenses, long distance telephone and telegraph expenses, repair and maintenance expenses, and (vi) every other cost and expense incurred in the Partnership business whether like or unlike the foregoing.

(b) All payments under this paragraph 11, and all compensation paid to the General Partners under paragraph 11, shall be treated as Partnership costs and expenses for Partnership accounting purposes and not as a payment or partial payment of profits to the General Partners.

11. ALLOCATION OF PROFITS AND LOSSES FOR INCOME TAX PURPOSES: (a) The net profits of the Partnership shall be first allocated proportionately to the Limited Partners and General Partners in proportion to the number of Units held by each such Partners as compared to the total number of Units of the Limited Partners and the General Partners.

(b) When there has been a transfer of a Unit or Units during a particular fiscal year of the Partnership, the net profits or net losses or distributions for such year shall be allocated between the transferor and the transferee as follows: If the interest of a Partner in the Partnership or any part of such interest represented by a capital unit is disposed of pursuant to this section, such Partners shall nevertheless be entitled to a fraction of the profits and be charged with a fraction of the losses in respect to such interests for the fiscal year of the Partnership in which such disposition occurs. The numerator of such fraction shall be the number of days of such year that he was a Partner in respect of such interest, and the denominator of such fraction shall be the number of days of each year. Any predecessor or successor of such Partner in respect of such interest shall share in such profits and be charged with such losses on the same basis.

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12. DISTRIBUTION OF INCOME: (a) Distributions of the net profits or net losses of the Partnership shall be made at least annually in the proportions specified herein unless the General Partners determine that the reasonable needs of the business require that a given amount of earnings be retained by the Partnership, in which case such amount may be retained and transferred pro rata to the Partners’ respective capital accounts.

(b) The fiscal year net profits of the partnership shall be distributed first to the Limited Partners and to the General Partners in the ratio that each partner’s number of capital units, whether General or Limited, bears to the aggregate Units of General and Limited. Such payments made pursuant to this paragraph are not intended to be guaranteed payments pursuant to Section 707(c) of the Internal Revenue Code.

13. NOMINEE: The title to all Partnership properties shall be held in the Partnership name, or in the name of any nominee (including a Partner so acting) designated by the General Partners. The General Partners may enter into nominee agreements with any such person, and such agreements may contain provisions indemnifying the nominee, except for his willful misconduct.

14. DISSOLUTION AND TERMINATION: (a) The Partnership shall terminate: (i) upon the death, resignation, incapacity or bankruptcy of a General Partner, unless the remaining Partners agree to continue the Partnership; or (ii) upon the agreement of Partners who hold a majority of the Partnership units.

(b) For purposes of this paragraph 14, a General Partner shall be deemed incapacitated only upon receipt by the Partnership of a written statement signed by the

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General Partner’s physician stating that he considers the General Partner to be so mentally or physically incapacitated as to be unable to give prompt and intelligent attention to his financial affairs.

(c) If upon the death, resignation, incapacity or bankruptcy of a General Partner the other Partners elect to continue the Partnership under paragraph 15 and select a new General Partner, the interest of the replaced General Partner shall automatically be converted into a Limited Partner interest (as of the date of such election by the remaining partners) and such converted interest shall be entitled to the same interest in capital, profits and losses as the interest of the retired General Partner.

15. DISTRIBUTIONS UPON LIQUIDATION: Upon liquidation, the Partners shall continue to share profits or losses during liquidation in the same proportions as before dissolution. The Partnership assets or proceeds thereof shall be distributed in payment of the liabilities of the Partnership in the following order:

(a) To the payment of debts and liabilities of the Partnership other than to debts of the Partners, and the expenses of liquidation including a sales commission to the selling agent, if any;

(b) To the payment of the debts and liabilities of the Partnership to the Partners;

(c) To the setting up of any reserves which the General Partners deem necessary for any contingent or unforeseen liabilities or obligations of the Partnership or of the General Partners arising out of or in connection with the Partnership. Said reserves shall be paid over by the General Partners to a commercial bank to be designated by the General Partners, as Escrow Agent, to be held for the purpose of disbursing such reserves in payment of any of the

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aforementioned contingencies, and at the expiration of such period as the General Partners shall deem advisable, to distribute the balance thereof in the manner provided in this paragraph and in the order named;

(d) To the General Partners and Limited Partners to the extent of their net credit balances in their capital and current undistributed profits accounts;

(e) To the General Partners and Limited Partners in the ratio that each Partner’s number of capital Units, whether General or Limited, bears to the aggregate Units of General and Limited. If there is not a sufficient amount to return all capital contributions to the Partners, they shall share pro rata in the losses in the same proportion as set forth in Paragraph 11;

(f) In the event of liquidation distribution of the Partnership’s property in kind, the fair market value of such property shall be determined by an independent appraiser actively engaged in appraisal work, selected by a majority of the Partnership interests and such Partners shall receive an undivided interest in such property equal to the portion of the proceeds to which he would be entitled under the immediately preceding subparagraph of this Paragraph, if such property were sold;

(g) A reasonable time as determined by the General Partners, not to exceed one year, shall be allowed for the orderly liquidation of the assets of the Partnership and the discharge of liabilities to the creditors so as to enable the General Partners to minimize any losses attendant upon liquidation.

16. POWER OF ATTORNEY: (a) Each Limited Partner, by the execution of this agreement, does irrevocably constitute and appoint each General Partner, with full power of substitution, as his true and lawful attorney, in his time, place and stead, to execute,

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acknowledge, swear to and file (i) the original certificate of formation of limited partnership and all amendments thereto required by law or the provisions of this agreement; (ii) all certificates and other instruments necessary to qualify or continue the Partnership as a limited partnership or partnership wherein the Limited Partners have limited liability in the states or foreign countries where the Partnership may be doing business; (iii) all instruments which effect a change or modification of the Partnership in accordance with this agreement; and (iv) all conveyances and other instruments necessary to effect the dissolution and termination of the Partnership. Each General partner hereby appoints each other General Partner as his true and lawful attorney to execute, acknowledge, swear to and file the original Certificate of Limited Partnership and all amendments thereof.

(b) The powers of attorney granted herein shall be deemed to be coupled with an interest and shall be irrevocable and survive the death of a Limited Partner. In the event of any conflict between this agreement and any instruments filed by such attorney pursuant to the power of attorney granted in this paragraph, this agreement shall control.

17. NOTICES: All notices, consents and demands contemplated hereunder shall be in writing and shall be deemed given if mailed by first class mail, postage prepaid, and addressed as set forth in this agreement. Any Partner may specify a different address by sending a notice thereof to the Partnership. If the address of the Partnership is changed, written notice thereof shall be mailed to each Partner. The General Partners shall mail a copy of the Certificate of Limited Partnership and any amendments thereto to any limited partner upon the written request of any limited partner, but shall not otherwise be required to deliver or mail a copy of the certificate or amendment to limited partners.

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18. TERM: The Partnership shall commence as of the date on which the General Partners shall have signed this agreement and a certificate of limited partnership shall have been duly filed. It shall continue until termination as provided herein.

19. GENERAL PROVISIONS: (a) This instrument contains the entire agreement between the parties.

(b) It may not be amended nor may any rights hereunder be waived except by an instrument in writing signed by the parties sought to be charged with such amendment waiver.

(c) This Agreement shall be construed in accordance with and governed by the laws of Idaho.

(d) This agreement shall be binding upon and shall inure to the benefit of the parties and their respective personal representatives and assigns, except as above set forth.

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IN WITNESS WHEREOF, the parties have executed this agreement on the day and year first above written.

THE GENERAL PARTNERS:

/s/ Thomas T. Nicholson
Thomas T. Nicholson

/s/ Diana R. Nicholson
Diana R. Nicholson

THE LIMITED PARTNERS:

/s/ Thomas T. Nicholson
Thomas T. Nicholson

/s/ Diana R. Nicholson
Diana R. Nicholson

/s/ Jenifer J. Nicholson
Jenifer J. Nicholson

/s/ Keli A. Nicholson Elledge
Keli A. Nicholson Elledge

/s/ Scott Nicholson
Scott Nicholson

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Township 2 North, Range 2 East, B.M.

Section 14, S 1/2NW 1/4 (except that portion described in the deed recorded in the Ada County Recorder’s Office in Book 221 of

Deeds, page 546), SW 1/4, SW 1/4SE 1/4

Section 15, NW 1/4NE 1/4, S 1/2NE 1/4, W 1/2, SE 1/4

Section 22, SW 1/4, E 1/2

Section 23, N 1/2, W 1/2SW 1/4

Section 24, E 1/2SW 1/4, SE 1/4

Section 25, All

Section 26, N 1/2, N 1/2SW 1/4, SE 1/4

Section 27, SE 1/4SE 1/4, NE 1/4SE 1/4 (except a fractional part of the

NE 1/4SE 1/4 more particularly described as follows:

A tract of land in the NE 1/4 of the SE 1/4 of Section 27, T2N, R2E,

B.M., Ada County, Idaho, more particularly described as follows:

Beginning at the NW corner of the NE 1/4 of the SE 1/4 of said

Section 27; thence South 827.14 feet; thence S. 79°30’ E. 37.57 feet; thence S. 84°12’ E. 87.90 feet; thence N 10°02’ E. 665.50 feet; thence N. 51°03’ W. 298.52 feet; thence S. 89°04’ W. 8.17 feet to the Real Point of Beginning.)

Township 2 North, Range 2 East, B.M.

Section 23, E 1/2SW 1/4, SE 1/4

Section 24, W 1/2SW 1/4, less railroad

right-of-way

Township 2 North, Range 3 East, B.M.

Section 30, Lots 2, 3, 4, 5, NE 1/4SW 1/4

Section 31, Lots 1 and 2, E 1/2NW 1/4

Township 2 North, Range 2 East, B.M.

Section 21, NE 1/4

Township 2 North, Range 2 East, B.M.

Section 14, NW 1/4NE 1/4, NE 1/4NW 1/4

EXHIBIT “A”